Exhibit 10.32

FORTUNE BRANDS, INC. 2007 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into effective as of February 23, 2009 (the “Award Date”), by and between Fortune Brands, Inc., a Delaware corporation (the “Company”), and Patrick J. Koley (the “Executive”). All terms capitalized but not defined herein shall have the meaning set forth in the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”).

1. Purpose. The purpose of this Agreement is to provide additional compensation for past and future service to the Company and its Subsidiaries in the form of a stock equivalent ownership interest to the Executive under the Plan. This Agreement is intended to provide compensation in addition to any outstanding grants under the Plan.

2. Award. Subject to the terms of this Agreement, the Company hereby awards the Executive the number of Restricted Stock Units as set forth in Appendix A (the “Award”), effective as of the Award Date.

3. Restricted Stock Units. Each Restricted Stock Unit is a notional amount that represents one unvested share of the Company’s Common Stock. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of a share of Common Stock if and when the Restricted Stock Unit vests. The Restricted Stock Units shall be credited to a Restricted Stock Unit Account (the “Account”) established and maintained for the Executive. The Account shall be the record of the Award under this Agreement, is solely for accounting purposes and shall not require a segregation of any Company assets.

4. Vesting of Restricted Stock Units.

(a) The Award will become vested in increments of one-third (1/3) of the Award on the first day that the New York Stock Exchange is open for business following each January 31 of 2010, 2011 and 2012, respectively, if the Executive remains employed through each respective date, subject to paragraph (b) and Sections 5 and 6 below.

(b) In the event of the Executive’s death or Disability prior to January 31, 2012, the Award will vest in full upon such death or Disability and the applicable vesting date shall be the date of such death or Disability.

5. Changes in Capital or Corporate Structure and Change in Control. In the event of a Change in Capital or Corporate Structure or a Change in Control of the Company, the Executive’s rights with respect to any Restricted Stock Units awarded under this Agreement shall be governed by the terms and conditions of the Plan.

6. Distribution of Restricted Stock Units. The Company will distribute the vested Restricted Stock Units to the Executive in shares of Common Stock as soon as administratively practicable following the applicable vesting date, unless the “Six Month Delay Rule” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applies, as described in Section 21 of this Agreement. In the event of the Executive’s death, distribution of Common Stock due under this Agreement shall be made to the appointed and qualified executor or other personal representative of the Executive to be distributed in accordance with the Executive’s will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six months after the date of the Executive’s death, then to such persons as, at the date of his/her death, would be entitled to share in the distribution of the Executive’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportion specified in such statute. In the event of the Executive’s Disability, distribution of Common Stock due under this Agreement shall be made to the Executive or the Executive’s other personal representative.

7. Forfeitures. If the Executive terminates his/her employment with the Company for any reason other than death or Disability prior to the applicable vesting date, the Executive’s rights with respect to the unvested Restricted Stock Units will terminate and be forfeited and neither the Executive nor the Executive’s heirs, personal representatives, successors or assigns shall have any future rights with respect to any such Restricted Stock Units.

8. Stockholder Records. The Executive shall not have any rights of a stockholder as a result of receiving an Award under this Agreement until such shares of Common Stock have been recorded on the Company’s official stockholder records as having been issued or transferred.

9. Securities Law Requirements. The Company shall not be obligated to deliver any shares of Common Stock until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding shares of such class at the time are listed nor until there has been compliance with such laws or regulations as the Company may deem applicable. The Company shall use its best efforts to affect such listing and compliance. No fractional shares shall be delivered. The Executive may not, during any period of time that the Executive is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell shares of Common Stock acquired under this Agreement, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

10. Nontransferability. Restricted Stock Units awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by the Executive to a trust for estate planning purposes, by the Executive pursuant to an agreement in a marital separation or divorce proceeding or by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

11. Dividend Equivalents. The Executive shall earn dividend equivalents on all Restricted Stock Units awarded under this Agreement on the date of payment of shares pursuant to an Award under this Agreement. Such dividend equivalents shall be equal to the cash dividends that would have been paid on the shares of Common Stock covered by such Restricted Stock Unit had such covered shares been issued and outstanding on any cash dividend record date during the performance period prior to the date of payment of such shares. In addition, dividend equivalents shall be subject to all other rules and procedures as established by the Committee under the Plan and the vesting conditions in Section 4 above. Dividend equivalents shall be paid in cash on same date that shares are distributed as described in Section 6 above.

12. Voting Rights. The Executive shall not be entitled to any voting rights with respect to the Company’s Common Stock unless a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Executive.

13. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

14. Withholding. Upon any payment to the Executive of shares of Common Stock or dividend equivalents under this Agreement, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by the Executive. The Company may withhold such required amounts from future paychecks to the Executive or from, if applicable, such dividend equivalents or may require that the Executive deliver to the Company the amounts to be withheld. In addition, upon any payment of shares to the Executive under this Agreement, the Executive may pay any Federal income and other tax withholding (and any state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise deliverable to the Executive, or to deliver other shares of Common Stock owned by the Executive, in either case having a fair market value (on the date that the amount of tax the Executive has elected to have withheld is to be determined) of the amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt.

15. No Limitation on the Company’s Rights. The granting of Restricted Stock Units shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

16. Effect on Employment. Nothing in this Agreement or in the Award shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Executive, or as affecting in any way the right of the Company to terminate the employment of Executive at any time. This Agreement shall not in any way affect the terms and provisions of the Plan.

17. Entire Agreement and Amendment. This Agreement is the entire Agreement between the parties to it with respect to Restricted Stock Units, and all prior oral and written representations are merged in this Agreement. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified or terminated only by written agreement between the Executive and the Company. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

18. Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, IL 60015-5611

Attention: General Counsel

The Company may change the person and/or address to which the Executive must give notice under this Section 18 by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

19. Governing Law. The Plan and the grant of Restricted Stock Units under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any government or regulatory agency as may be required. The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

20. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan document, the Plan document will control.

21. Code Section 409A. This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exception for short-term deferrals and the provisions for payments at a specified time or upon a “separation from service”, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. To the extent payments under this Agreement are subject to Code Section 409A, the “Six Month Delay Rule” applies, and the Executive is a “Specified Employee” (as defined Code Section 409A and Treas. Reg. §1.409A-1(i) or other similar or successor provisions) as of the date of termination, distributions to the Executive may not be made before the date that is six (6) months after the separation from service or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”).

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

FORTUNE BRANDS, INC.

/s/ Patrick J. Koley	By:	/s/ Elizabeth R. Lane
Patrick J. Koley		Elizabeth R. Lane
Senior Vice President – Strategy and Corporate Development		Vice President - Human Resources